Exhibit 99.3
Item 2. Properties
We own real property associated with three manufacturing facilities we have constructed for the production of our products, as well as one of our customer support centers. Our 582,000 square foot facility located near Windsor, Ontario, Canada primarily services our North American market, our 362,000 square foot facility located in Venlo, the Netherlands primarily services our European market, and our 124,000 square foot facility located in Deer Park, Australia primarily services our Asia-Pacific markets. We own a 92,000 square foot building in Montego Bay, Jamaica that is used as a customer service, sales and design support center. Our web servers are located in a data center space at a LinkBermuda (formerly known as Cable and Wireless) co-location and hosting facility in Devonshire, Bermuda.

We currently lease a 202,000 square foot facility in Lexington, Massachusetts, which contains technology development, marketing and administrative employees and is included in the Vistaprint Business Unit segment below. In July 2013, we executed an eleven-year lease to move our Lexington operations to a new 302,000 square foot facility in Waltham, Massachusetts, commencing in the second half of calendar year 2015. As of June 30, 2014, a summary of our currently occupied leased spaces is as follows:

Business Segment	Square Feet	Type	Lease Expirations
Vistaprint Business Unit	359,778	Technology development, marketing, customer service and administrative	June 2015 - June 2024
All Other Business Units	444,571	Technology development, marketing, customer service, manufacturing and administrative	October 2014 - June 2020
Other (1)	77,720	Corporate strategy, technology development and prototyping laboratory	January 2018 - June 2023
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(1) Includes locations that are exclusively corporate or global functions.
We believe that the total space available to us in the facilities we own or lease, and space that is obtainable by us on commercially reasonable terms, will meet our needs for the foreseeable future.